Exhibit 99.1

For Immediate Release

July 21, 2023

John Marshall Bancorp, Inc. Reports Second Quarter 2023 Results

Strong Balance Sheet and Well-Positioned for Anticipated Loan Growth

Reston, VA – John Marshall Bancorp, Inc. (Nasdaq: JMSB) (the “Company”), parent company of John Marshall Bank (the “Bank”), reported its financial results for the three and six months ended June 30, 2023.

Selected Highlights

●	Pristine Asset Quality – For the fifteenth consecutive quarter, the Company had no nonperforming loans, no other real estate owned and no loans 30 days or more past due. As of June 30, 2023, there were no loans greater than 10 days past due. There were no charge-offs during the quarter. The Company remains steadfast in adhering to our strict underwriting standards and the diligent management of the portfolio.
●	Increasingly Well-Capitalized – The Bank’s capital ratios remain significantly above regulatory thresholds for well-capitalized banks. Our regulatory capital ratios have increased or remained the same as the prior quarter in each of the past four quarters.
●	Significant Liquidity – The Company’s liquidity position, defined as the sum of cash, unencumbered securities and available secured borrowing capacity, totaled $839.4 million as of June 30, 2023, representing 35.5% of total assets. The Company’s liquidity position represented 120% of uninsured, non-collateralized deposits at June 30, 2023, up from 113% at March 31, 2023.
●	Strength in CRE Loan Portfolio – The Company’s loan portfolio remains a source of strength. As of June 30, 2023, the Company’s commercial real estate (“CRE”) non-owner occupied and owner-occupied portfolios had a weighted average loan-to-values of 51.7% and 55.8%, respectively, and weighted average debt service coverage ratios of 2.3x and 3.3x, respectively.
●	Initial SBA Loan Sale – During the quarter, the Company completed its first Small Business Administration (“SBA”) loan sale. The Company is accelerating activity in this business line and intends to become a preferred lender. We believe the preferred lender status will allow us to streamline the SBA borrowing process for our existing and potential customers and thereby increase loan and deposit balances and fee income.
●	Profitability – Annualized return on average equity for the three months ended June 30, 2023 was 8.13%. The Company’s profitability has been impacted by the significant increase in short-term rates that affected funding costs. Long-term profitability will be positively impacted by the restructuring, as further discussed below, and anticipated loan growth.

On July 17, 2023, the Company sold $161.7 million in lower-yielding available-for-sale investment securities and redeemed $21.4 million of Bank Owned Life Insurance (“BOLI”) assets (the “restructuring”), resulting in a non-recurring, after-tax loss of $14.6 million. The sale of the available-for-sale securities will not impact book-value-per-share as the after-tax loss of $13.5 million was already reflected in accumulated other comprehensive loss as of June 30, 2023. The remaining $1.1 million after-tax loss stems from the taxation on the gain associated with the expected cash payout from the BOLI policies. The proceeds from the restructuring will be reinvested in higher yielding assets with an expected after-tax loss earn back of less than 3 years. The restructuring is expected to improve the Company’s earnings, while maintaining strong capital ratios on a generally accepted accounting principles (“GAAP”) basis and continuing to meaningfully exceed well-capitalized ratios on a regulatory basis. Upon completion of the sale, the Company’s available-for-sale and held-to-maturity fixed income securities portfolio has an estimated weighted average life of 4.6 years and the available-for-sale portfolio has an estimated weighted average life of 3.2 years. Nearly 65% of the remaining portfolio is invested in amortizing bonds and is expected to return, on average, $2.5 million in cash flows each month.

Chris Bergstrom, President and Chief Executive Officer, commented, “The Federal Reserve’s rapid increase in the federal funds rate from 0.25% to 5.25% over the past 15 months has resulted in a challenging environment. Short-term yields have exceeded long-term yields causing an inverted yield curve. Inverted yield curves drive up funding costs with comparatively less relief from increased loan yields and exert pressure on net interest margin. As demonstrated by our 15th consecutive quarter of zero non-performing assets, we remain laser focused on credit. Furthermore, we have organically increased both our capital and liquidity positions for the opportunities that we believe are ahead. Our loan pipeline, with credits that meet our stringent criteria, is building for very promising growth in the second half of this year. The restructuring that we executed in July provides additional funding to be redeployed in higher yielding assets. This will benefit our net interest margin and bottom line. In short, we are well-positioned to continue to develop and grow relationships with competitive financial products and services and access to the Bank’s decision makers. Recession or soft landing, we believe the strength of our balance sheet provides flexibility to pursue prudent and profitable growth.”

Balance Sheet, Liquidity and Credit Quality

Total assets were $2.36 billion at June 30, 2023, $2.35 billion at March 31, 2023 and $2.32 billion at June 30, 2022. Asset growth from June 30, 2022 to June 30, 2023 was $47.9 million or 2.1%.

Total loans, net of unearned income, increased $77.1 million or 4.6% to $1.77 billion at June 30, 2023, compared to $1.69 billion at June 30, 2022. The increase in loans was primarily attributable to growth in the residential mortgage and commercial investor real estate loan portfolios.

Total loans, net of unearned income, decreased $1.5 million during the quarter ended June 30, 2023 or 0.1% from $1.77 billion at March 31, 2023. The decrease in loans was primarily attributable to loan pay downs and payoffs exceeding originations in the investor real estate, multifamily, commercial business and commercial owner occupied real estate loan portfolios. The Company’s loan pipeline headed into the third quarter of 2023 is robust and gaining momentum. We are seeing increased lending opportunities that meet our underwriting standards and, in many cases, fewer competitors for those loans as some market participants have scaled back lending efforts.

The carrying value of the Company’s fixed income securities investment portfolio was $422.7 million at June 30, 2023, $438.7 million at March 31, 2023 and $467.4 million at June 30, 2022. Only $11.7 million or 2.8% of our bond portfolio is not covered by the implied guarantee of the United States government or one of its agencies and is largely comprised of high-quality Virginia and Maryland municipal bonds rated AA or better at June 30, 2023. At June 30, 2023, nearly 70% of the fixed income portfolio is invested in amortizing bonds, which provides the Company with a source of steady cash flow. At June 30, 2023, the fixed income portfolio had an estimated weighted average life of 4.4 years. The available-for-sale portfolio comprised approximately 79% of the fixed income securities portfolio and had a weighted average life of 3.6 years at June 30, 2023. The held-to-maturity portfolio comprised approximately 21% of the fixed income securities portfolio and had a weighted average life of 7.1 years at June 30, 2023. The Company did not purchase any fixed income securities during the three or six month periods ended June 30, 2023.

The Company’s balance sheet remains highly liquid. The Company’s liquidity position, defined as the sum of cash, unencumbered securities and available secured borrowing capacity, totaled $839.4 million as of June 30, 2023 compared to $852.6 million as of March 31, 2023 and represented 35.5% and 36.3% of total assets, respectively. The decrease in the Company’s liquidity position during the quarter resulted primarily from pledging securities to obtain the Bank Term Funding Program (“BTFP”) advance, as discussed below. Wholesale deposits, defined as brokered and QwickRate certificates of deposit, decreased $36.7 million or 9.3% from $395.8 million at March 31, 2023 to $359.1 million at June 30, 2023.

	Liquidity Trends
	June 30, 2023		March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022
(Dollars in thousands)	Amount	% of Assets	Amount	% of Assets	Amount	% of Assets	Amount	% of Assets	Amount	% of Assets
Cash	$129,551	5.5%	$103,359	4.4%	$61,599	2.6%	$74,756	3.2%	$120,887	5.2%
Unencumbered Securities	233,695	9.9%	298,194	12.7%	313,618	13.4%	345,987	15.0%	351,675	15.2%
Available Secured Borrowing Capacity	476,144	20.1%	451,008	19.2%	388,257	16.5%	401,828	17.4%	402,840	17.4%
Total Liquidity	$839,390	35.5%	$852,561	36.3%	$763,474	32.5%	$822,571	35.6%	$875,402	37.8%

On May 15, 2023, the Company obtained a $54.0 million advance from the Federal Reserve Bank’s BTFP to secure lower funding costs relative to wholesale deposits. The BTFP advance has a term of one year and bears interest at a fixed rate of 4.80%.

If the Company were to avail itself of additional BTFP funding, we estimate an incremental increase in our liquidity position of approximately $29.1 million, increasing our potential liquidity to $868.5 million as of June 30, 2023. In addition to available secured borrowing capacity, the Bank had available federal funds lines of $110.0 million at June 30, 2023.

Total deposits were $2.05 billion at June 30, 2023, $2.09 billion at March 31, 2023 and $2.04 billion at June 30, 2022. Deposits increased $2.6 million or 0.1% when compared to June 30, 2022. The increase in deposits was primarily due to time deposit growth. Total deposits decreased $42.3 million or 2.0% when compared to March 31, 2023. The decrease was primarily due to a decrease in costlier wholesale deposits of $36.7 million or 9.3% from $395.8 million at March 31, 2023 to $359.1 million at June 30, 2023. NOW deposits increased $26.4 million to partially offset the decrease in wholesale deposits. As of June 30, 2023, the Company had $697.0 million of deposits that were not insured or not collateralized by securities compared to $756.0 million at March 31, 2023. Deposits that were not insured or not collateralized by securities represented only 34.1% of total deposits at June 30, 2023 compared to 36.2% at March 31, 2023.

Total borrowings as of June 30, 2023 consisted of subordinated debt totaling $24.6 million and a BTFP advance totaling $54.0 million. On May 15, 2023, the Company obtained a $54.0 million advance from the Federal Reserve Bank’s BTFP to secure lower funding costs relative to wholesale deposits. The BTFP advance has a term of one year, bears interest at a fixed rate of 4.80% and can be prepaid without penalty prior to maturity. The Company did not have any FHLB advances or federal funds purchased outstanding as of June 30, 2023.

Shareholders’ equity increased $11.4 million or 5.5% to $219.0 million at June 30, 2023 compared to $207.5 million at June 30, 2022. Book value per share was $15.50 as of June 30, 2023 compared to $14.80 as of June 30, 2022. The year-over-year change in book value per share was primarily due to the Company’s earnings over the previous twelve months, partially offset by an increase in accumulated other comprehensive loss, increased share count from shareholder option exercises and restricted share award issuances and dividends paid. The increase in accumulated other comprehensive loss was primarily attributable to increases in unrealized losses on our available-for-sale investment portfolio due to market value changes as a result of rising interest rates.

The Bank’s capital ratios at June 30, 2023 improved when compared to June 30, 2022. We remain well above regulatory thresholds for well-capitalized banks. As of June 30, 2023, the Bank’s total risk-based capital ratio was 16.1%, compared to 15.1% at June 30, 2022 (GAAP). As outlined below, the Bank would continue to remain well above regulatory thresholds for well-capitalized banks at June 30, 2023 in the hypothetical scenario where the entire bond portfolio was sold at fair market value and the losses realized (Non-GAAP). Refer to “Explanation of Non-GAAP Measures” and the “Reconciliation of Certain Non-GAAP Financial Measures” table for further details about financial measures used in this release that were determined by methods other than in accordance with GAAP.

Bank Regulatory Capital Ratios (As Reported)
	Well-Capitalized Threshold	June 30, 2023	December 31, 2022	June 30, 2022
Total risk-based capital ratio	10.0%	16.1%	15.6%	15.1%
Tier 1 risk-based capital ratio	8.0%	15.0%	14.4%	14.0%
Common equity tier 1 ratio	6.5%	15.0%	14.4%	14.0%
Leverage ratio	5.0%	11.6%	11.3%	11.0%

Bank Regulatory Capital Ratios (Hypothetical Scenario of Selling All Bonds at Fair Market Value - Non-GAAP)
	Well-Capitalized Threshold	June 30, 2023	December 31, 2022	June 30, 2022
Total risk-based capital ratio	10.0%	14.3%	13.8%	14.2%
Tier 1 risk-based capital ratio	8.0%	13.0%	12.6%	13.0%
Common equity tier 1 ratio	6.5%	13.0%	12.6%	13.0%
Leverage ratio	5.0%	12.0%	11.8%	12.1%

The Company recorded no charge-offs during the second quarter of 2023, during the first quarter of 2023 or during the second quarter of 2022. As of June 30, 2023, the Company had no non-accrual loans, no loans greater than 10 days past due and no other real estate owned assets.

At June 30, 2023, the allowance for loan credit losses was $20.6 million or 1.17% of outstanding loans, net of unearned income, compared to $21.6 million or 1.22% of outstanding loans, net of unearned income, at March 31, 2023. The decrease in the allowance as a percentage of outstanding loans, net of unearned income, was primarily a result of improvement in the forecasted housing price index used in the quantitative component of the CECL model and changes in qualitative factors.

At June 30, 2023, the allowance for credit losses on unfunded loan commitments was $1.1 million compared to $1.0 million at March 31, 2023. The increase in the allowance for credit losses on unfunded loan commitments was primarily the result of an increase in unfunded commitment balances during the quarter.

The Company did not have an allowance for credit losses on held-to-maturity securities as of June 30, 2023 or March 31, 2023.

The Company’s owner occupied and non-owner occupied CRE portfolios continue to be of sound credit quality. The following table provides a detailed breakout of the two aforementioned portfolios, demonstrating their strong debt-service-coverage and loan-to-value ratios.

Commercial Real Estate
	Owner Occupied					Non-owner Occupied
Asset Class	Weighted Average Loan-to-Value(1)	Weighted Average Debt Service Coverage Ratio(2)		Number of Total Loans	Principal Balance(3) (Dollars in thousands)	Weighted Average Loan-to-Value(1)	Weighted Average Debt Service Coverage Ratio(2)		Number of Total Loans	Principal Balance(3) (Dollars in thousands)
Office	61.0%	3.9	x	129	$83,018	49.1%	1.9	x	66	$124,532
Retail	60.9%	2.7	x	43	59,903	51.9%	2.0	x	141	381,009
Warehouse	59.6%	2.3	x	28	35,606	47.1%	2.7	x	23	32,565
Church	34.0%	3.2	x	18	38,017	- -	- -		- -	- -
Hotel/Motel	- -	- -		- -	- -	61.0%	1.9	x	7	39,590
Industrial	56.4%	4.8	x	25	37,960	52.7%	5.5	x	14	53,347
Other(4)	55.3%	3.2	x	51	106,355	50.4%	1.8	x	15	23,580
Total				294	$360,859				266	$654,623

(1)	Loan-to-value is determined at origination date and is divided by principal balance as of June 30, 2023.
(2)	The debt service coverage ratio (“DSCR”) is calculated from the primary source of repayment for the loan. Owner occupied DSCR’s are derived from cash flows from the owner occupant’s business, property and their guarantors, while non-owner occupied DSCR’s are derived from the net operating income of the property.
(3)	Principal balance excludes deferred fees or costs.
(4)	Other asset class is primarily comprised of schools, daycares and country clubs.

Income Statement Review

Quarterly Results

Net income for the second quarter of 2023 decreased $3.4 million or 43.0% to $4.5 million compared to $7.9 million for the second quarter of 2022. Earnings per diluted share for the three months ended June 30, 2023 were $0.32, a 42.9% decrease when compared to the $0.56 reported for the three months ended June 30, 2022. Annualized Return on Average Assets (“ROAA”) was 0.77% and annualized Return on Average Equity (“ROAE”) was 8.13% for the three months ended June 30, 2023.

Net interest income for the second quarter of 2023 decreased $5.3 million or 30.6% compared to the second quarter of 2022, driven primarily by the increase in costs of interest-bearing liabilities outpacing the increase in yield on interest-earning assets. The yield on interest earning assets was 4.27% for the second quarter of 2023 compared to 3.57% for the same period in 2022. The increase in yield on interest earning assets was primarily due to higher yields on the Company’s loan and investment portfolios and deposits in banks as a result of increases in interest rates subsequent to the second quarter of 2022. The cost of interest-bearing liabilities was 2.99% for the second quarter of 2023 compared to 0.60% for the same quarter of the prior year. The increase in the cost of interest-bearing liabilities was primarily due to a 2.46% increase in the cost of interest-bearing deposits as a result of the repricing of the Company’s time deposits coupled with an increase in rates offered on money market, NOW and savings deposit accounts since the second quarter of 2022. The increase in the overall cost of interest-bearing liabilities in the second quarter of 2023 relative to the same period of the prior year is largely due to rate hikes totaling 5.00% by the Federal Reserve Bank since the beginning of 2022, which is increasing cost of funds and compressing net interest margins across the banking industry. The annualized net interest margin for the second quarter of 2023 was 2.10% as compared to 3.16% for the same quarter of the prior year. The decrease in net interest margin was primarily due to the increase in cost of interest-bearing deposits, which was partially offset by an increase in yields on the Company’s interest-earning assets.

The Company recorded an $868 thousand release of provision for credit losses for the second quarter of 2023 compared to no provision for the second quarter of 2022. The release of provision for credit losses during the second quarter of 2023 was due to an improvement in the forecasted housing price index used in the quantitative component of the CECL model, changes in qualitative factors and a decrease in loan balances during the second quarter of 2023.

Non-interest income increased $576 thousand during the second quarter of 2023 compared to the second quarter of 2022 (GAAP). The increase in non-interest income was primarily due to an increase of $357 thousand as a result of mark-to-market adjustments on investments related to the Company’s nonqualified deferred compensation plan. The Company also had an increase in other service charges and fee income of $157 thousand primarily as a result of penalty fee income recognized on the early withdrawal of certificates of deposit. The increase in non-interest income was also attributable to a $23 thousand gain recorded as a result of the Company’s first sale of the guaranteed portion of a SBA 7(a) loan. Excluding mark-to-market adjustments on nonqualified deferred compensation plan investments, non-interest income increased $219 thousand or 57.3% when compared to the same period in 2022 (Non-GAAP).

Non-interest expense increased $150 thousand or 2.0% during the second quarter of 2023 compared to the three months ended June 30, 2022. The increase in non-interest expense was primarily due to an increase in salaries and employee benefit expense as a result of lower loan origination costs due to lower loan origination volume in the second quarter of 2023 when compared to the same period of the prior year. Salaries and employee benefit expense is reduced to account for the portion of salary costs incurred to originate a loan and are subsequently amortized into income to match the costs incurred with the economic benefit derived from originating a loan. The increase in non-interest expense was also attributable to increases in FDIC insurance expense and franchise tax expense. The increase in FDIC insurance expense resulted from the FDIC increasing the base assessment rate for all insured depository institutions. The increase in franchise tax expense was due to an increase in the Bank’s equity as that is the basis the Commonwealth of Virginia uses to assess taxes on banking institutions. The increase in non-interest expense was partially offset by decreases in professional fees, occupancy expense of premises and furniture and equipment expense. The decrease in professional fees was due to non-recurring professional fees incurred in the second quarter of 2022 as part of our registration with the Securities and Exchange Commission (“SEC”) and timing of projects. The decrease in occupancy expense of premises was due to a decrease in office rent as a result of the renegotiation of certain leases. The decrease in furniture and equipment expense was due to lower depreciation expense on fixed assets. The Company continues to analyze cost savings opportunities on existing leases and material contracts.

For the three months ended June 30, 2023, annualized non-interest expense to average assets was 1.34% compared to 1.38% for the three months ended June 30, 2022. The decrease was primarily due to lower overhead costs as a result of continued cost consciousness.

For the three months ended June 30, 2023, the annualized efficiency ratio was 61.7% compared to 44.1% for the three months ended June 30, 2022. The increase was primarily due to a decrease in net interest income and to a lesser extent, an increase in non-interest expense, which was partially offset by an increase in non-interest income.

Year-to-Date Results

Net income for the six months ended June 30, 2023 decreased $4.8 million or 30.6% to $10.8 million compared to $15.6 million for the same period of 2022.  Earnings per diluted share for the six months ended June 30, 2023 were $0.76, a 31.3% decrease when compared to the $1.10 reported for the six months ended June 30, 2022. Annualized ROAA was 0.93% and annualized ROAE was 9.85% for the six months ended June 30, 2023.

Net interest income for the six months ended June 30, 2023 decreased $8.7 million or 24.8% compared to the same period of 2022, driven primarily by the increase in costs of interest-bearing liabilities outpacing the increase in yield on interest-earning assets. The yield on interest earning assets was 4.21% for the six months ended June 30, 2023 compared to 3.62% for the same period in 2022. The increase in yield on interest earning assets was primarily due to higher yields on the Company’s loan and investment portfolios and deposits in banks as a result of increases in interest rates subsequent to the second quarter of 2022. The cost of interest-bearing liabilities was 2.63% for the six months ended June 30, 2023 compared to 0.55% for the six months ended June 30, 2022. The increase in the cost of interest-bearing liabilities was primarily due to a 2.14% increase in the cost of interest-bearing deposits as a result of the repricing of the Company’s time deposits coupled with an increase in rates offered on money market, NOW and savings deposit accounts since the second quarter of 2022. The annualized net interest margin for the six months ended June 30, 2023 was 2.33% as compared to 3.25% for the period of the prior year. The decrease in net interest margin was primarily due to the increase in cost of interest-bearing deposits, which was partially offset by an increase in yields on the Company’s interest-earning assets.

The Company recorded a $1.6 million release of provision for credit losses for the six months ended June 30, 2023 compared to no provision for the six month ended June 30, 2022. The release of provision for credit losses during the six months ended June 30, 2023 was due to an improvement in the forecasted housing price index used in the quantitative component of the CECL model, changes in qualitative factors and a decrease in loan balances during the first half of the year.

Non-interest income increased $728 thousand during the six months ended June 30, 2023 compared to the same period of 2022 (GAAP). The increase in non-interest income was primarily due to an increase of $563 thousand as a result of mark-to-market adjustments on investments related to the Company’s nonqualified deferred compensation plan. The Company also had an increase in other service charges and fee income of $223 thousand primarily as a result of penalty fee income recognized on the early withdrawal of certificates of deposit, as well as a $91 thousand increase in customer interest rate swap fee income. These increases were partially offset by losses of $202 thousand recognized on the sale of $12.0 million of investment securities during six months ended June 30, 2023. The sales were executed to manage the Company’s interest rate risk position, allow for the reinvestment of proceeds into higher yielding assets and as a risk management strategy to reduce the Company’s exposure to municipalities. Excluding mark-to-market adjustments on nonqualified deferred compensation plan investments and the loss on securities sold, non-interest income increased $367 thousand or 40.2% when compared to the same period in 2022 (Non-GAAP).

Non-interest expense decreased $866 thousand or 5.3% for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The decrease in non-interest expense was primarily due to decreases in salaries and employee benefits expense, professional fees, occupancy expense of premises and furniture and equipment expense. The decrease in salaries and employee benefits was primarily due to a reduction in incentive compensation accruals when compared to the same period of the prior year. Incentive compensation accruals can fluctuate materially from quarter to quarter, based upon the Company’s financial performance and conditions measured against, among other evaluation criteria, our strategic plan and budget. At the end of each year, the ultimate determination of the incentive compensation is approved by the Board of Directors. The decrease in professional fees was due to non-recurring professional fees incurred in the first half of 2022 as part of our registration with the SEC and timing of projects. The decrease in occupancy expense of premises was due to a decrease in office rent as a result of the renegotiation of certain leases. The decrease in furniture and equipment expense was due to lower depreciation expense on fixed assets. The decrease in non-interest expense was partially offset by increases in FDIC insurance expense, franchise tax expense and director compensation expense. The increase in FDIC insurance expense was attributable to the FDIC increasing the base assessment rate for all insured depository institutions. The increase in franchise tax expense was due to an increase in the Bank’s equity as that is the basis the Commonwealth of Virginia uses to assess taxes on banking institutions. The increase in director compensation expense was primarily due to the accelerated vesting of restricted stock awards as a result of the death of a director during the first quarter of 2023.

For the six months ended June 30, 2023, annualized non-interest expense to average assets was 1.34% compared to 1.49% for the six months ended June 30, 2022. The decrease was primarily due to lower overhead costs as a result of continued cost consciousness.

For the six months ended June 30, 2023, the annualized efficiency ratio was 56.3% compared to 46.1% for the six months ended June 30, 2022. The increase was primarily due to a decrease in net interest income, which more than offset the increase in non-interest income and decrease in non-interest expense.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental non-GAAP information provides a better comparison of the impact of unrealized losses in the Company’s bond portfolio on the Bank’s regulatory capital ratios and period-to-period operating performance, respectively. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. Non-GAAP measures used in this release consist of the following:

●	The impact to the Bank’s regulatory capital ratios in the hypothetical scenario where the entire bond portfolio was sold at fair market value and the losses realized.
●	Non-interest income excluding the impact of mark-to-market adjustments on investments related to the Company’s nonqualified deferred compensation plan and losses recognized on the sale of available-for-sale securities.

These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Please refer to the Reconciliation of Certain Non-GAAP Financial Measures table for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.

For additional information, contact:

Christopher W. Bergstrom (703) 584-0840

Kent D. Carstater (703) 289-5922

About John Marshall Bancorp, Inc.

John Marshall Bancorp, Inc. is the bank holding company for John Marshall Bank. The Bank is a $2.36 billion asset bank headquartered in Reston, Virginia with eight full-service branches located in Alexandria, Arlington, Loudoun, Prince William, Reston, and Tysons, Virginia, as well as Rockville, Maryland, and Washington, D.C. The Bank is dedicated to providing exceptional value, personalized service and convenience to local businesses and professionals in the Washington D.C. Metro area. The Bank offers a comprehensive line of sophisticated banking products and services that rival those of the largest banks along with experienced staff to help achieve customers’ financial goals. Dedicated Relationship Managers serve as direct points-of-contact, providing subject matter expertise in a variety of niche industries including Charter and Private Schools, Government Contractors, Health Services, Nonprofits and Associations, Professional Services, Property Management Companies and Title Companies. Learn more at www.johnmarshallbank.com.

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the Bank include, but are not limited to, the following: the concentration of our business in the Washington, D.C. metropolitan area and the effect of changes in the economic, political and environmental conditions on this market; adequacy of our allowance for credit losses; deterioration of our asset quality; future performance of our loan portfolio with respect to recently originated loans; the level of prepayments on loans and mortgage-backed securities; liquidity, interest rate and operational risks associated with our business; changes in our financial condition or results of operations that reduce capital; our ability to maintain existing deposit relationships or attract new deposit relationships; changes in consumer spending, borrowing and savings habits; inflation and changes in interest rates that may reduce our margins or reduce the fair value of financial instruments; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; additional risks related to new lines of business, products, product enhancements or services; increased competition with other financial institutions and fintech companies; adverse changes in the securities markets; changes in the financial condition or future prospects of issuers of securities that we own; our ability to maintain an effective risk management framework; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory structure and in regulatory fees and capital requirements; compliance with legislative or regulatory requirements; results of examination of us by our regulators, including the possibility that our regulators may require us to increase our allowance for credit losses or to write-down assets or take similar actions; potential claims, damages, and fines related to litigation or government actions; the effectiveness of our internal controls over financial reporting and our ability to remediate any future material weakness in our internal controls over financial reporting; geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing war between Russia and Ukraine) or public health events (such as COVID-19), and of governmental and societal responses thereto; technological risks and developments, and cyber threats, attacks, or events; the additional requirements of being a public company; changes in accounting policies and practices; our ability to successfully capitalize on growth opportunities; our ability to retain key employees; deteriorating economic conditions, either nationally or in our market area, including higher unemployment and lower real estate values; implications of our status as a smaller reporting company and as an emerging growth company; and other factors discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and

Current Reports on Form 8-K) filed with the SEC.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

# # #

John Marshall Bancorp, Inc.

Financial Highlights (Unaudited)
(Dollar amounts in thousands, except per share data)

	At or For the Three Months Ended				At or For the Six Months Ended
		June 30,				June 30,
	2023		2022		2023		2022
Selected Balance Sheet Data
Cash and cash equivalents		$129,551		$120,887		$129,551		$120,887
Total investment securities		429,954		473,914		429,954		473,914
Loans, net of unearned income		1,769,801		1,692,652		1,769,801		1,692,652
Allowance for loan credit losses		20,629		20,031		20,629		20,031
Total assets		2,364,250		2,316,374		2,364,250		2,316,374
Non-interest bearing demand deposits		433,931		512,284		433,931		512,284
Interest bearing deposits		1,612,378		1,531,457		1,612,378		1,531,457
Total deposits		2,046,309		2,043,741		2,046,309		2,043,741
Federal funds purchased		- -		- -		- -		- -
Federal Home Loan Bank advances		- -		- -		- -		- -
Federal Reserve Bank borrowings		54,000		- -		54,000		- -
Shareholders' equity		218,970		207,530		218,970		207,530

Summary Results of Operations
Interest income		$24,455		$19,555		$47,908		$39,300
Interest expense		12,446		2,247		21,430		4,076
Net interest income		12,009		17,308		26,478		35,224
Provision for (recovery of) credit losses		(868)		- -		(1,642)		- -
Net interest income after provision for (recovery of) credit losses		12,877		17,308		28,120		35,224
Non-interest income		685		109		1,251		523
Non-interest expense		7,831		7,681		15,601		16,467
Income before income taxes		5,731		9,736		13,770		19,280
Net income		4,490		7,882		10,794		15,556

Per Share Data and Shares Outstanding
Earnings per share - basic		$0.32		$0.56		$0.76		$1.11
Earnings per share - diluted		$0.32		$0.56		$0.76		$1.10
Book value per share		$15.50		$14.80		$15.50		$14.80
Weighted average common shares (basic)		14,077,658		13,932,256		14,150,155		13,858,057
Weighted average common shares (diluted)		14,143,253		14,085,160		14,228,155		14,042,205
Common shares outstanding at end of period		14,126,138		14,026,589		14,126,138		14,026,589

Performance Ratios
Return on average assets (annualized)		0.77%		1.41%		0.93%		1.41%
Return on average equity (annualized)		8.13%		15.28%		9.85%		15.02%
Net interest margin		2.10%		3.16%		2.33%		3.25%
Non-interest income as a percentage of average assets (annualized)		0.12%		0.02%		0.11%		0.05%
Non-interest expense to average assets (annualized)		1.34%		1.38%		1.34%		1.49%
Efficiency ratio		61.7%		44.1%		56.3%		46.1%

Asset Quality
Non-performing assets to total assets		- -%		- -%		- -%		- -%
Non-performing loans to total loans		- -%		- -%		- -%		- -%
Allowance for loan credit losses to non-performing loans		N/M		N/M		N/M		N/M
Allowance for loan credit losses to total loans		1.17%		1.18%		1.17%		1.18%
Net charge-offs (recoveries) to average loans (annualized)		0.00%		0.00%		0.00%		0.00%

Loans 30-89 days past due and accruing interest	$	- -	$	- -	$	- -	$	- -
Non-accrual loans		- -		- -		- -		- -
Other real estate owned		- -		- -		- -		- -
Non-performing assets (1)		- -		- -		- -		- -

Capital Ratios (Bank Level)
Equity / assets		10.2%		9.9%		10.2%		9.9%
Total risk-based capital ratio		16.1%		15.1%		16.1%		15.1%
Tier 1 risk-based capital ratio		15.0%		14.0%		15.0%		14.0%
Common equity tier 1 ratio		15.0%		14.0%		15.0%		14.0%
Leverage ratio		11.6%		11.0%		11.6%		11.0%

Other Information
Number of full time equivalent employees		144		144		144		144
# Full service branch offices		8		8		8		8
# Loan production or limited service branch offices		- -		1		- -		1

(1)	Non-performing assets consist of non-accrual loans, loans 90 days or more past due and still accruing interest and other real estate owned.

John Marshall Bancorp, Inc.

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

				% Change
	June 30,	December 31,	June 30,	Last Six	Year Over
	2023	2022	2022	Months	Year
Assets	(Unaudited)	*	(Unaudited)
Cash and due from banks	$13,938	$6,583	$12,915	111.7%	7.9%
Interest-bearing deposits in banks	115,613	55,016	107,972	110.1%	7.1%
Securities available-for-sale, at fair value	325,271	357,576	365,134	(9.0)%	(10.9)%
Securities held-to-maturity, fair value of $79,634, $81,161, and $88,862 at 6/30/2023, 12/31/2022, and 6/30/2022, respectively.	97,453	99,415	102,265	(2.0)%	(4.7)%
Restricted securities, at cost	4,535	4,425	4,417	2.5%	2.7%
Equity securities, at fair value	2,695	2,115	2,098	27.4%	28.5%
Loans, net of unearned income	1,769,801	1,789,508	1,692,652	(1.1)%	4.6%
Allowance for credit losses	(20,629)	(20,208)	(20,031)	2.1%	3.0%
Net loans	1,749,172	1,769,300	1,672,621	(1.1)%	4.6%
Bank premises and equipment, net	1,370	1,219	1,443	12.4%	(5.1)%
Accrued interest receivable	5,178	5,531	4,451	(6.4)%	16.3%
Bank owned life insurance	21,371	21,170	21,188	0.9%	0.9%
Right of use assets	4,443	4,611	4,281	(3.6)%	3.8%
Other assets	23,211	21,274	17,589	9.1%	32.0%
Total assets	$2,364,250	$2,348,235	$2,316,374	0.7%	2.1%

Liabilities and Shareholders' Equity

Liabilities
Deposits:
Non-interest bearing demand deposits	$433,931	$476,697	$512,284	(9.0)%	(15.3)%
Interest-bearing demand deposits	652,638	691,945	738,666	(5.7)%	(11.6)%
Savings deposits	68,013	95,241	112,276	(28.6)%	(39.4)%
Time deposits	891,727	803,857	680,515	10.9%	31.0%
Total deposits	2,046,309	2,067,740	2,043,741	(1.0)%	0.1%
Federal funds purchased	- -	25,500	- -	N/M	N/M
Federal Home Loan Bank advances	- -	- -	- -	N/M	N/M
Federal Reserve Bank borrowings	54,000	- -	- -	N/M	N/M
Subordinated debt, net	24,666	24,624	49,560	0.2%	(50.2)%
Accrued interest payable	2,336	1,035	896	125.7%	160.7%
Lease liabilities	4,733	4,858	4,538	(2.6)%	4.3%
Other liabilities	13,236	11,678	10,109	13.3%	30.9%
Total liabilities	2,145,280	2,135,435	2,108,844	0.5%	1.7%

Shareholders' Equity
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, nonvoting, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, voting, par value $0.01 per share; authorized 30,000,000 shares; issued and outstanding, 14,126,138 at 6/30/2023 including 46,291 unvested shares, 14,098,986 at 12/31/2022 including 55,185 unvested shares, and 14,026,589 at 6/30/2022, including 58,536 unvested shares	141	141	140	- -%	0.7%
Additional paid-in capital	95,380	94,726	93,935	0.7%	1.5%
Retained earnings	152,024	146,630	130,383	3.7%	16.6%
Accumulated other comprehensive loss	(28,575)	(28,697)	(16,928)	(0.4)%	68.8%
Total shareholders' equity	218,970	212,800	207,530	2.9%	5.5%
Total liabilities and shareholders' equity	$2,364,250	$2,348,235	$2,316,374	0.7%	2.1%

* Derived from audited consolidated financial statements.

John Marshall Bancorp, Inc.

Consolidated Statements of Income
(Dollar amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023	2022	% Change	2023	2022	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Interest and Dividend Income
Interest and fees on loans	$21,005	$17,334	21.2%	$41,430	$35,518	16.6%
Interest on investment securities, taxable	2,140	1,893	13.0%	4,391	3,273	34.2%
Interest on investment securities, tax-exempt	15	30	(50.0)%	34	60	(43.3)%
Dividends	70	64	9.4%	145	124	16.9%
Interest on deposits in other banks	1,225	234	N/M	1,908	325	N/M
Total interest and dividend income	24,455	19,555	25.1%	47,908	39,300	21.9%

Interest Expense
Deposits	11,759	1,698	N/M	20,318	3,021	N/M
Federal funds purchased	- -	- -	N/M	9	- -	N/M
Federal Home Loan Bank advances	- -	12	N/M	67	42	59.5%
Federal Reserve Bank borrowings	338	- -	N/M	338	- -	N/M
Subordinated debt	349	537	(35.0)%	698	1,013	(31.1)%
Total interest expense	12,446	2,247	453.9%	21,430	4,076	425.8%

Net interest income	12,009	17,308	(30.6)%	26,478	35,224	(24.8)%

Provision for (recovery of) Credit Losses	(868)	- -	N/M	(1,642)	- -	N/M

Net interest income after provision for (recovery of) credit losses	12,877	17,308	(25.6)%	28,120	35,224	(20.2)%

Non-interest Income
Service charges on deposit accounts	82	84	(2.4)%	154	161	(4.3)%
Bank owned life insurance	101	95	6.3%	201	190	5.8%
Other service charges and fees	314	157	100.0%	517	294	75.9%
Losses on sale of available-for-sale securities	- -	- -	N/M	(202)	- -	N/M
Insurance commissions	50	44	13.6%	256	265	(3.4)%
Gain on sale of government guaranteed loans	23	- -	N/M	23	- -	N/M
Other income (loss)	115	(271)	N/M	302	(387)	N/M
Total non-interest income	685	109	528.4%	1,251	523	139.2%

Non-interest Expenses
Salaries and employee benefits	4,965	4,655	6.7%	9,877	10,682	(7.5)%
Occupancy expense of premises	448	482	(7.1)%	918	975	(5.8)%
Furniture and equipment expenses	304	341	(10.9)%	600	666	(9.9)%
Other expenses	2,114	2,203	(4.0)%	4,206	4,144	1.5%
Total non-interest expenses	7,831	7,681	2.0%	15,601	16,467	(5.3)%

Income before income taxes	5,731	9,736	(41.1)%	13,770	19,280	(28.6)%

Income tax Expense	1,241	1,854	(33.1)%	2,976	3,724	(20.1)%

Net income	$4,490	$7,882	(43.0)%	$10,794	$15,556	(30.6)%

Earnings Per Share
Basic	$0.32	$0.56	(42.9)%	$0.76	$1.11	(31.5)%
Diluted	$0.32	$0.56	(42.9)%	$0.76	$1.10	(31.3)%

John Marshall Bancorp, Inc.

Historical Trends - Quarterly Financial Data (Unaudited)
(Dollar amounts in thousands, except per share data)

	2023			2022
	June 30	March 31		December 31		September 30		June 30		March 31
Profitability for the Quarter:
Interest income	$24,455		$23,453		$23,557		$21,208		$19,555	$19,745
Interest expense	12,446		8,984		6,052		3,516		2,247	1,829
Net interest income	12,009		14,469		17,505		17,692		17,308	17,916
Provision for (recovery of) credit losses	(868)		(774)		175		- -		- -	- -
Non-interest income	685		566		718		450		109	414
Non-interest expenses	7,831		7,770		7,449		7,958		7,681	8,786
Income before income taxes	5,731		8,039		10,599		10,184		9,736	9,544
Income tax expense	1,241		1,735		2,397		2,139		1,854	1,870
Net income	$4,490		$6,304		$8,202		$8,045		$7,882	$7,674

Financial Performance:
Return on average assets (annualized)	0.77%		1.10%		1.40%		1.38%		1.41%	1.40%
Return on average equity (annualized)	8.13%		11.83%		15.65%		15.07%		15.28%	14.76%
Net interest margin	2.10%		2.57%		3.05%		3.10%		3.16%	3.34%
Non-interest income as a percentage of average assets (annualized)	0.12%		0.10%		0.12%		0.08%		0.02%	0.08%
Non-interest expense to average assets (annualized)	1.34%		1.35%		1.27%		1.36%		1.38%	1.61%
Efficiency ratio	61.7%		51.7%		40.9%		43.9%		44.1%	47.9%

Per Share Data:
Earnings per share - basic	$0.32		$0.45		$0.58		$0.57		$0.56	$0.55
Earnings per share - diluted	$0.32		$0.44		$0.58		$0.57		$0.56	$0.55
Book value per share	$15.50		$15.63		$15.09		$14.37		$14.80	$14.68
Dividends declared per share	$0.22	$	- -	$	- -	$	- -	$	- -	$0.20
Weighted average common shares (basic)	14,077,658		14,067,047		14,019,429		13,989,414		13,932,256	13,783,034
Weighted average common shares (diluted)	14,143,253		14,156,724		14,131,352		14,108,286		14,085,160	13,991,692
Common shares outstanding at end of period	14,126,138		14,125,208		14,098,986		14,070,080		14,026,589	13,950,570

Non-interest Income:
Service charges on deposit accounts	$82		$72		$84		$79		$84	$77
Bank owned life insurance	101		100		99		255		95	95
Other service charges and fees	314		203		187		175		157	137
Losses on securities	- -		(202)		- -		- -		- -	- -
Insurance commissions	50		206		70		47		44	221
Gain on sale of government guaranteed loans	23		- -		- -		- -		- -	- -
Other income (loss)	115		187		278		(106)		(271)	(116)
Total non-interest income	$685		$566		$718		$450		$109	$414

Non-interest Expenses:
Salaries and employee benefits	$4,965		$4,912		$4,436		$5,072		$4,655	$6,027
Occupancy expense of premises	448		470		458		461		482	493
Furniture and equipment expenses	304		296		336		323		341	325
Other expenses	2,114		2,092		2,219		2,102		2,203	1,941
Total non-interest expenses	$7,831		$7,770		$7,449		$7,958		$7,681	$8,786

Balance Sheets at Quarter End:
Total loans, net of unearned income	$1,769,801		$1,771,272		$1,789,508		$1,725,114		$1,692,652	$1,631,260
Allowance for loan credit losses	(20,629)		(21,619)		(20,208)		(20,032)		(20,031)	(20,031)
Investment securities	429,954		445,785		463,531		473,478		473,914	409,692
Interest-earning assets	2,315,368		2,312,404		2,308,055		2,258,822		2,274,968	2,217,553
Total assets	2,364,250		2,351,307		2,348,235		2,305,540		2,316,374	2,249,609
Total deposits	2,046,309		2,088,642		2,067,740		2,063,341		2,043,741	1,983,099
Total interest-bearing liabilities	1,691,044		1,665,837		1,641,167		1,552,758		1,581,017	1,530,133
Total shareholders' equity	218,970		220,823		212,800		202,212		207,530	204,855

Quarterly Average Balance Sheets:
Total loans, net of unearned income	$1,767,831		$1,772,922		$1,759,747		$1,684,796		$1,641,914	$1,620,533
Allowance for loan credit losses	(21,326)		(21,481)		(20,042)		(20,032)		(20,031)	(20,032)
Investment securities	441,778		463,254		468,956		488,860		447,688	376,608
Interest-earning assets	2,305,050		2,295,677		2,289,061		2,277,325		2,204,709	2,183,897
Total assets	2,344,712		2,334,695		2,330,307		2,314,825		2,240,119	2,216,131
Total deposits	2,051,702		2,066,139		2,079,161		2,057,640		1,980,231	1,946,882
Total interest-bearing liabilities	1,667,597		1,621,131		1,566,902		1,547,766		1,504,574	1,505,854
Total shareholders' equity	221,608		220,282		207,906		212,147		206,967	210,900

Financial Measures:
Average equity to average assets	9.5%		9.4%		8.9%		9.2%		9.2%	9.5%
Investment securities to earning assets	18.6%		19.3%		20.1%		21.0%		20.8%	18.5%
Loans to earning assets	76.4%		76.6%		77.5%		76.4%		74.4%	73.6%
Loans to assets	74.9%		75.3%		76.2%		74.8%		73.1%	72.5%
Loans to deposits	86.5%		84.8%		86.5%		83.6%		82.8%	82.3%

Capital Ratios (Bank Level):
Equity / assets	10.2%		10.3%		10.0%		9.7%		9.9%	10.2%
Total risk-based capital ratio	16.1%		16.1%		15.6%		15.4%		15.1%	15.4%
Tier 1 risk-based capital ratio	15.0%		14.9%		14.4%		14.3%		14.0%	14.2%
Common equity tier 1 ratio	15.0%		14.9%		14.4%		14.3%		14.0%	14.2%
Leverage ratio	11.6%		11.5%		11.3%		11.0%		11.0%	10.8%

John Marshall Bancorp, Inc.

Loan, Deposit and Borrowing Detail (Unaudited)
(Dollar amounts in thousands)

	2023				2022
	June 30		March 31		December 31		September 30		June 30		March 31
Loans	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total
Commercial business loans	$40,156	2.3%	$41,204	2.3%	$44,788	2.5%	$44,967	2.6%	$47,654	2.8%	$52,569	3.2%
Commercial PPP loans	133	0.0%	135	0.0%	136	0.0%	138	0.0%	224	0.0%	7,781	0.5%
Commercial owner-occupied real estate loans	360,859	20.4%	363,495	20.6%	366,131	20.5%	362,346	21.1%	378,457	22.4%	339,933	20.9%
Total business loans	401,148	22.7%	404,834	22.9%	411,055	23.0%	407,451	23.7%	426,335	25.2%	400,283	24.6%

Investor real estate loans	654,623	37.0%	660,740	37.4%	662,769	37.1%	622,415	36.1%	598,501	35.5%	553,093	34.0%
Construction & development loans	179,656	10.2%	179,606	10.2%	195,027	11.0%	199,324	11.6%	189,644	11.2%	219,160	13.4%
Multi-family loans	86,061	4.9%	88,670	5.0%	89,227	5.0%	106,460	6.2%	106,236	6.3%	99,100	6.1%
Total commercial real estate loans	920,340	52.1%	929,016	52.6%	947,023	53.1%	928,199	53.9%	894,381	53.0%	871,353	53.5%

Residential mortgage loans	443,305	25.2%	433,076	24.5%	426,841	23.9%	385,696	22.4%	368,370	21.8%	356,331	21.9%
Consumer loans	646	0.0%	324	0.0%	529	0.0%	585	0.0%	651	0.0%	513	0.0%
Total loans	$1,765,439	100.0%	$1,767,250	100.0%	$1,785,448	100.0%	$1,721,931	100.0%	$1,689,737	100.0%	$1,628,480	100.0%
Less: Allowance for loan credit losses	(20,629)		(21,619)		(20,208)		(20,032)		(20,031)		(20,031)
Net deferred loan costs (fees)	4,362		4,022		4,060		3,183		2,915		2,780
Net loans	$1,749,172		$1,749,653		$1,769,300		$1,705,082		$1,672,621		$1,611,229

	2023				2022
	June 30		March 31		December 31		September 30		June 30		March 31
Deposits	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total
Non-interest bearing demand deposits	$433,931	21.2%	$447,450	21.4%	$476,697	23.1%	$535,186	25.9%	$512,284	25.1%	$495,811	25.0%
Interest-bearing demand deposits:
NOW accounts(1)	311,225	15.2%	284,872	13.7%	253,148	12.3%	293,558	14.2%	338,789	16.6%	345,087	17.4%
Money market accounts(1)	341,413	16.7%	392,962	18.8%	438,797	21.2%	412,035	20.0%	399,877	19.6%	414,987	20.9%
Savings accounts	68,013	3.4%	81,150	3.9%	95,241	4.6%	102,909	5.0%	112,276	5.4%	114,427	5.8%
Certificates of deposit
$250,000 or more	376,899	18.4%	338,824	16.2%	314,738	15.2%	280,027	13.6%	255,411	12.5%	241,230	12.1%
Less than $250,000	105,956	5.2%	94,429	4.5%	89,247	4.3%	88,421	4.3%	87,505	4.3%	91,050	4.6%
QwickRate® certificates of deposit	12,772	0.6%	16,952	0.8%	22,163	1.1%	20,154	1.0%	20,154	1.0%	23,136	1.2%
IntraFi® certificates of deposit	49,729	2.4%	53,178	2.5%	25,757	1.2%	46,305	2.2%	32,686	1.6%	39,628	2.0%
Brokered deposits	346,371	16.9%	378,825	18.2%	351,952	17.0%	284,746	13.8%	284,759	13.9%	217,743	11.0%
Total deposits	$2,046,309	100.0%	$2,088,642	100.0%	$2,067,740	100.0%	$2,063,341	100.0%	$2,043,741	100.0%	$1,983,099	100.0%

Borrowings
Federal funds purchased	$ - -	0.0%	$ - -	0.0%	$25,500	50.9%	$ - -	0.0%	$ - -	0.0%	$ - -	0.0%
Federal Home Loan Bank advances	- -	0.0%	- -	0.0%	- -	- -%	- -	- -%	- -	- -%	18,000	42.0%
Federal Reserve Bank borrowings	54,000	68.6%	- -	0.0%	- -	0.0%	- -	0.0%	- -	0.0%	- -	0.0%
Subordinated debt	24,666	31.4%	24,645	100.0%	24,624	49.1%	24,603	100.0%	49,560	100.0%	24,845	58.0%
Total borrowings	$78,666	100.0%	$24,645	100.0%	$50,124	100.0%	$24,603	100.0%	$49,560	100.0%	$42,845	100.0%

Total deposits and borrowings	$2,124,975		$2,113,287		$2,117,864		$2,087,944		$2,093,301		$2,025,944

Core customer funding sources (2)	$1,687,166	80.3%	$1,692,865	81.1%	$1,693,625	80.9%	$1,758,441	85.2%	$1,738,828	85.1%	$1,742,220	87.1%
Wholesale funding sources (3)	413,143	19.7%	395,777	18.9%	399,615	19.1%	304,900	14.8%	304,913	14.9%	258,879	12.9%
Total funding sources	$2,100,309	100.0%	$2,088,642	100.0%	$2,093,240	100.0%	$2,063,341	100.0%	$2,043,741	100.0%	$2,001,099	100.0%

(1)	Includes IntraFi® accounts.
(2)	Includes reciprocal IntraFi Demand®, IntraFi Money Market® and IntraFi CD® deposits, which are maintained by customers.
(3)	Consists of QwickRate® certificates of deposit, brokered deposits, federal funds purchased, Federal Home Loan Bank advances and Federal Reserve Bank borrowings.

John Marshall Bancorp, Inc.

Average Balance Sheets, Interest and Rates (unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30, 2023			Six Months Ended June 30, 2022
		Interest Income /	Average		Interest Income /	Average
	Average Balance	Expense	Rate	Average Balance	Expense	Rate
Assets:
Securities:
Taxable	$449,272	$4,536	2.04%	$407,341	$3,397	1.68%
Tax-exempt(1)	3,184	43	2.72%	5,004	76	3.06%
Total securities	$452,456	$4,579	2.04%	$412,345	$3,473	1.70%
Loans, net of unearned income(2):
Taxable	1,741,915	40,969	4.74%	1,611,916	35,209	4.40%
Tax-exempt(1)	28,447	584	4.14%	19,367	391	4.07%
Total loans, net of unearned income	$1,770,362	$41,553	4.73%	$1,631,283	$35,600	4.40%
Interest-bearing deposits in other banks	$77,571	$1,908	4.96%	$150,734	$325	0.43%
Total interest-earning assets	$2,300,389	$48,040	4.21%	$2,194,362	$39,398	3.62%
Total non-interest earning assets	39,342			33,830
Total assets	$2,339,731			$2,228,192
Liabilities & Shareholders’ Equity:
Interest-bearing deposits
NOW accounts	$272,872	$2,245	1.66%	$323,546	$424	0.26%
Money market accounts	390,511	4,951	2.56%	395,532	789	0.40%
Savings accounts	81,025	475	1.18%	111,312	177	0.32%
Time deposits	858,027	12,647	2.97%	635,359	1,631	0.52%
Total interest-bearing deposits	$1,602,435	$20,318	2.56%	$1,465,749	$3,021	0.42%
Federal funds purchased	392	9	4.63%	—	—	0.00%
Subordinated debt	24,643	698	5.71%	27,007	1,013	7.56%
Other borrowed funds	17,023	405	4.80%	12,453	42	0.68%
Total interest-bearing liabilities	$1,644,493	$21,430	2.63%	$1,505,209	$4,076	0.55%
Demand deposits	456,445			497,899
Other liabilities	17,845			16,161
Total liabilities	$2,118,783			$2,019,269
Shareholders’ equity	$220,948			$208,923
Total liabilities and shareholders’ equity	$2,339,731			$2,228,192

Tax-equivalent net interest income and spread		$26,610	1.58%		$35,322	3.07%
Less: tax-equivalent adjustment		132			98
Net interest income		$26,478			$35,224

Tax-equivalent interest income/earnings assets			4.21%			3.62%
Interest expense/earning assets			1.88%			0.37%
Net interest margin(3)			2.33%			3.25%

(1)	Tax-equivalent income has been adjusted using the federal statutory tax rate of 21%. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $132 thousand and $98 thousand for the six months ended June 30, 2023 and June 30, 2022, respectively.
(2)	The Company did not have any loans on non-accrual as of June 30, 2023 or June 30, 2022.
(3)	The net interest margin has been calculated on a tax-equivalent basis.

John Marshall Bancorp, Inc.

Average Balance Sheets, Interest and Rates (unaudited)
(Dollar amounts in thousands)

	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022
		Interest Income /	Average		Interest Income /	Average
	Average Balance	Expense	Rate	Average Balance	Expense	Rate
Assets:
Securities:
Taxable	$438,845	$2,210	2.02%	$442,686	$1,957	1.77%
Tax-exempt(1)	2,933	20	2.74%	5,002	38	3.05%
Total securities	$441,778	$2,230	2.02%	$447,688	$1,995	1.79%
Loans, net of unearned income(2):
Taxable	1,739,511	20,775	4.79%	1,622,666	17,180	4.25%
Tax-exempt(1)	28,320	292	4.14%	19,248	195	4.06%
Total loans, net of unearned income	$1,767,831	$21,067	4.78%	$1,641,914	$17,375	4.24%
Interest-bearing deposits in other banks	$95,441	$1,225	5.15%	$115,107	$234	0.82%
Total interest-earning assets	$2,305,050	$24,522	4.27%	$2,204,709	$19,604	3.57%
Total non-interest earning assets	39,662			35,410
Total assets	$2,344,712			$2,240,119
Liabilities & Shareholders’ Equity:
Interest-bearing deposits
NOW accounts	$287,094	$1,483	2.07%	$322,255	$222	0.28%
Money market accounts	352,373	2,476	2.82%	398,641	439	0.44%
Savings accounts	74,483	231	1.24%	114,216	89	0.31%
Time deposits	901,104	7,569	3.37%	633,273	948	0.60%
Total interest-bearing deposits	$1,615,054	$11,759	2.92%	$1,468,385	$1,698	0.46%
Federal funds purchased	—	—	0.00%	—	—	0.00%
Subordinated debt, net	24,653	349	5.68%	29,222	537	7.37%
Other borrowed funds	27,890	338	4.86%	6,967	12	0.69%
Total interest-bearing liabilities	$1,667,597	$12,446	2.99%	$1,504,574	$2,247	0.60%
Demand deposits	436,648			511,846
Other liabilities	18,859			16,732
Total liabilities	$2,123,104			$2,033,152
Shareholders’ equity	$221,608			$206,967
Total liabilities and shareholders’ equity	$2,344,712			$2,240,119

Tax-equivalent net interest income and spread		$12,076	1.28%		$17,357	2.97%
Less: tax-equivalent adjustment		67			49
Net interest income		$12,009			$17,308

Tax-equivalent interest income/earnings assets			4.27%			3.57%
Interest expense/earning assets			2.17%			0.41%
Net interest margin(3)			2.10%			3.16%

(1)	Tax-equivalent income has been adjusted using the federal statutory tax rate of 21%. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $67 thousand and $49 thousand for the three months ended June 30, 2023 and June 30, 2022, respectively.
(2)	The Company did not have any loans on non-accrual as of June 30, 2023 or June 30, 2022.
(3)	The net interest margin has been calculated on a tax-equivalent basis.

John Marshall Bancorp, Inc.

Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(Dollar amounts in thousands)
	As of and For the Three Months Ended
	June 30, 2023	December 31, 2022	June 30, 2022
Regulatory Ratios (Bank)
Total risk-based capital (GAAP)	$291,262	$283,471	$265,874
Less: Unrealized losses on available-for-sale securities, net of tax benefit (1)	28,770	28,942	17,237
Less: Unrealized losses on held-to-maturity securities, net of tax benefit (1)	14,077	14,421	10,588
Total risk-based capital, excluding unrealized losses on available-for-sale and held-to-maturity securities, net of tax benefit (Non-GAAP)	$248,415	$240,108	$238,049

Tier 1 capital (GAAP)	$271,209	$262,960	$245,489
Less: Unrealized losses on available-for-sale securities, net of tax benefit (1)	28,770	28,942	17,237
Less: Unrealized losses on held-to-maturity securities, net of tax benefit (1)	14,077	14,421	10,588
Tier 1 capital, excluding unrealized losses on available-for-sale and held-to-maturity securities, net of tax benefit (Non-GAAP)	$228,362	$219,597	$217,664

Risk weighted assets (GAAP)	$1,813,541	$1,819,305	$1,757,891
Less: Risk weighted available-for-sale securities	56,621	60,894	59,353
Less: Risk weighted held-to-maturity securities	17,425	17,762	18,268
Risk weighted assets, excluding available-for-sale and held-to-maturity securities (Non-GAAP)	$1,739,495	$1,740,649	$1,680,270

Total average assets for leverage ratio (GAAP)	$2,343,457	$2,327,939	$2,237,633
Less: Average available-for-sale securities	336,116	362,024	337,084
Less: Average held-to-maturity securities	98,091	100,050	103,305
Total average assets for leverage ratio, excluding available-for-sale and held-to-maturity securities (Non-GAAP)	$1,909,250	$1,865,865	$1,797,244

Total risk-based capital ratio (2)
Total risk-based capital ratio (GAAP)	16.1%	15.6%	15.1%
Total risk-based capital ratio (Non-GAAP)	14.3%	13.8%	14.2%

Tier 1 capital ratio (3)
Tier 1 risk-based capital ratio (GAAP)	15.0%	14.4%	14.0%
Tier 1 risk-based capital ratio (Non-GAAP)	13.0%	12.6%	13.0%

Common equity tier 1 ratio (4)
Common equity tier 1 ratio (GAAP)	15.0%	14.4%	14.0%
Common equity tier 1 ratio (Non-GAAP)	13.0%	12.6%	13.0%

Leverage ratio (5)
Leverage ratio (GAAP)	11.6%	11.3%	11.0%
Leverage ratio (Non-GAAP)	12.0%	11.8%	12.1%

Non-interest Income
Non-interest Income (GAAP)	$685		$109
Less: Mark-to-market ("MTM") adjustment on investments related to the Company’s nonqualified deferred compensation ("NQDC") plan	84		(273)
Non-interest income, excluding MTM adjustments on investments related to the Company's NQDC plan (Non-GAAP)	$601		$382

	For the Six Months Ended
	June 30, 2023		June 30, 2022
Non-interest Income (GAAP)	$1,251		$523
Less: MTM adjustment on investments related to the Company’s NQDC plan	172		(391)
Plus: Losses on sale of available-for-sale securities	(202)		- -
Non-interest income, excluding MTM adjustments on investments related to the Company's NQDC plan and losses on available-for-sale securities (Non-GAAP)	$1,281		$914

(1)	Includes tax benefit calculated using the federal statutory tax rate of 21%.
(2)	The total risk-based capital ratio is calculated by dividing total risk-based capital by risk weighted assets.
(3)	The tier 1 capital ratio is calculated by dividing tier 1 capital by risk weighted assets.
(4)	The common equity tier 1 ratio is calculated by dividing tier 1 capital by risk weighted assets.
(5)	The leverage ratio is calculated by dividing tier 1 capital by total average assets for leverage ratio.